Exhibit 99.1

Press Release

BayCom Corp Reports 2023 Second Quarter Earnings of $7.2 Million

WALNUT CREEK, CA, July 26, 2023--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $7.2 million, or $0.59 per diluted common share, for the second quarter of 2023, compared to earnings of $7.2 million, or $0.57 per diluted common share, for the first quarter of 2023 and $3.9 million, or $0.29 per diluted common share, for the second quarter of 2022.

Net income for the second quarter of 2023 compared to the first quarter of 2023 increased $15,000, or 0.2%, primarily as a result of a $1.5 million decrease in provision for credit losses, reflecting a $1.3 million reversal of the allowance for credit losses for the current quarter compared to a $275,000 provision for credit losses during the first quarter of 2023,  partially offset by a $976,000 decrease in net interest income and a $475,000 decrease in noninterest income. Net income for the second quarter of 2023 compared to the second quarter 2022 increased $3.3 million, or 84.5%, primarily as a result of $1.1 million increase in net interest income, a $3.9 million decrease in provision for credit losses, a $906,000 increase in noninterest income, partially offset by a $1.3 million increase in noninterest expense and a $1.3 million increase in provision for income taxes.

Net income for the six months ended June 30, 2023 compared to the same period in 2022 increased $5.3 million, or 57.6%, primarily as a result of a $4.0 million increase in net interest income, a $3.6 million decrease in provision for credit losses, reflecting a $985,000 reversal of the allowance for credit losses for the six months ended June 30, 2023 compared to a $2.6 million provision for credit losses for the same period in 2022, and a $445,000 decrease in noninterest expense, partially offset by a $164,000 decrease in noninterest income and a $2.7 million increase in provision for income taxes.

George Guarini, Founder, President and Chief Executive Officer, commented, “Our second quarter 2023 financial results are encouraging despite challenges facing the banking sector.  Like other banks, we are seeing pressure on our net interest margin due to rising deposit costs; however, our credit quality and liquidity remain strong. Our office portfolio currently represents approximately 7% of total loans but, more importantly, has a weighted average loan to value of 52%, a strong debt coverage ratio and is performing well.”

Guarini concluded, “Our financial metrics reveal higher return on average equity, increased deposits and liquidity, and a decline in loan delinquencies over the prior quarter.  Additionally, we have continued to build tangible book value through earnings and the repurchase of our shares at well below our tangible book value.  Lastly, we believe that merger and acquisition opportunities may increase as banks recognize the benefits of consolidation in the current operating environment.”

Second Quarter Performance Highlights:

●	Annualized net interest margin was 4.02% for the current quarter, compared to 4.26% in the preceding quarter and 3.59% in the same quarter a year ago.
●	Annualized return on average assets was 1.13% for the current quarter, compared to 1.14% in the preceding quarter and 0.57% in the same quarter a year ago.
●	Assets totaled $2.6 billion at both June 30, 2023 and March 31, 2023, compared to $2.7 billion at June 30, 2022.
●	Loans, net of deferred fees, totaled $2.0 billion at June 30, 2023, March 31, 2023, and June 30, 2022.
●	Nonperforming loans totaled $12.8 million or 0.64% of total loans at June 30, 2023, compared to $13.1 million or 0.64% of total loans at March 31, 2023, and $10.7 million or 0.53% of total loans at June 30, 2022.

●	The allowance for credit losses for loans totaled $19.1 million, or 0.95% of total loans outstanding, at June 30, 2023, compared to $20.4 million, or 1.00% of total loans outstanding, at March 31, 2023, and $17.8 million, or 0.89% of total loans outstanding, at June 30, 2022. The Company adopted the Current Expected Credit Losses ("CECL") standard as of January 1, 2023, which resulted in a one-time adjustment to the allowance for credit losses for loans by $1.5 million (which included the reclassification of the net credit discount on acquired purchased credit impaired loans totaling $845,000) and an allowance for unfunded credit commitments of $45,000, and an after-tax decrease to opening retained earnings of $491,000 during the first quarter of 2023.
●	A $1.3 million reversal of the allowance for credit losses for loans was recorded during the current quarter compared to a $275,000 and $7,000 provision for credit losses for loans in the prior quarter and the same quarter a year ago, respectively.
●	Deposits totaled $2.1 billion at both June 30, 2023 and March 31, 2023, compared to $2.3 billion at June 30, 2022. At June 30, 2023, noninterest bearing deposits totaled $664.1 million, or 30.9% of total deposits, compared to $705.9 million, or 33.2% of total deposits at March 31, 2023, and $789.3 million, or 35.0% of total deposits, at June 30, 2022.
●	The Company repurchased 543,955 shares of common stock at an average cost of $16.71 per share during the second quarter of 2023, compared to 422,877 shares repurchased at an average cost of $19.08 per share during the first quarter of 2023, and 205,044 shares repurchased at an average cost of $21.69 per share during the second quarter of 2022.
●	On May 18, 2023, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, paid on July 14, 2023 to stockholders of record as of June 16, 2023.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at June 30, 2023.

Earnings

Net interest income decreased $976,000, or 3.9%, to $24.3 million for the second quarter of 2023 from $25.3 million in the prior quarter and increased $1.1 million, or 4.8%, from $23.2 million in the same quarter a year ago. The decrease in net interest income from the first quarter of 2023 reflects higher funding costs related to increased rates of interest on our deposits and junior subordinated debt due to higher market rates. The increase in net interest income from the same quarter in 2022 reflects increases in interest income on loans, cash and cash equivalents and, to a lesser extent, investment securities, including dividends on FRB and FHLB stock, partially offset by higher funding costs related to increased rates of interest on our deposits and junior subordinated debt. Average interest-earning assets increased $28.2 million, or 1.1%, and decreased $171.6 million, or 6.28% for the three months ended June 30, 2023 compared to the first quarter of 2023 and the second quarter of 2022, respectively. Average yield (annualized) on interest earning assets for the second quarter of 2023 was 5.18%, compared to 5.07% for the first quarter of 2023 and 3.97% for the second quarter of 2022. The increase in average yields on interest-earning assets during the current quarter reflects increases in market interest rates due to recent increases in the target range for federal funds, including a 75 basis point increase during the first six months of 2023, to a range of 5.00% to 5.25%. The average rate paid on interest-bearing liabilities for second quarter of 2023 was 1.82%, compared to 1.35% for the first quarter of 2023, and 0.62% for the second quarter of 2022.

Interest income on loans, including fees, increased $412,000, or 1.6%, to $26.7 million for the three months ended June 30, 2023 compared to the three months ended March 31, 2023, primarily due to a $37.1 million increase in the average loan balance and a 4 basis point increase in the average loan yield. Interest income on loans, including fees, increased $3.7 million, or 16.0%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 primarily due to a 66 basis point increase in the average loan yield and a $31.7 million increase in the average loan balance. The average loan balance totaled $2.0 billion for the second quarter of 2023, first quarter of 2023 and the same quarter a year ago. The average yield on loans was 5.28% for the second quarter of 2023, compared to 5.24% for the first quarter of 2023 and 4.62% for the second quarter of 2022. The increase in the average yield on loans from the first quarter of 2023 and the second quarter of 2022 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates. This increase was partially offset by a $92,000 decrease in accretion of the net discount on acquired loans and a $91,000 decrease in Paycheck Protection Program (“PPP”) loan fees recognized when compared to the first quarter of 2023, and a $1.3 million decrease in accretion of the net discount on acquired loans and a $351,000 decrease in PPP loan fees recognized when compared to the second quarter of 2022.

Interest income on loans included $5,000, $97,000, and $198,000 in accretion of the net discount on acquired loans for the three months ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively. The balance of the net discounts on these acquired loans totaled $331,000, $371,000, and $481,000 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively. Interest income included minimal fees earned related to PPP loans in the quarter ended June 30, 2023, compared to $91,000 in the first quarter of 2023, and $351,000 in the second quarter of 2022. Interest income also included fees related to prepayment penalties of $48,000 in the quarter ended June 30, 2023, compared to $269,000 in the first quarter of 2023, and $487,000 in the second quarter of 2022.

Interest income on investment securities increased $53,000, or 3.2%, to $1.7 million for the three months ended June 30, 2023 compared to $1.6 million for the three months ended March 31, 2023, and increased $162,000, or 10.6%, from $1.5 million for the three months ended June 30, 2022. Average yield on investment securities increased 47 basis points to 3.99% for the three months ended June 30, 2023, compared to 3.52% for the three months ended March 31, 2023, and increased 77 basis points from 3.21% for the three months ended June 30, 2022. The average balance on investment securities totaled $170.1 million for the three months ended June 30, 2023, compared to $189.0 million and $191.7 million for the three months ended March 31, 2023 and June 30, 2022, respectively.

Interest income on federal funds sold and interest-bearing balances in banks increased $731,000, or 40.0%, to $2.6 million for the three months ended June 30, 2023, compared to $1.8 million for the three months ended March 31, 2023, and increased $1.8 million, or 217.7%, from $806,000 for the three months ended June 30, 2022 as a result of an increase in the average yield. The average yield on federal funds sold and interest-bearing balances in banks increased 58 basis points to 5.14% for the three months ended June 30, 2023, compared to 4.56% for the three months ended March 31, 2023, and increased 430 basis points from 0.84% for the three months ended June 30, 2022. The average balance of federal funds sold and interest-bearing balance in banks totaled $199.9 million for the three months ended June 30, 2023, compared to $162.8 million and $383.8 million for the three months ended March 31, 2023 and June 30, 2022, respectively. In addition, during the second quarter of 2023, we received $340,000 in cash dividends on our FRB and FHLB stock, up 2.4% from $332,000 in the first quarter of 2023 and up 25.9% from $270,000 in the second quarter in 2022.

Interest expense increased $2.2 million, or 45.4%, to $7.0 million for the three months ended June 30, 2023, compared to $4.8 million for the three months ended March 31, 2023, and increased $4.5 million, or 184.6%, compared to $2.5 million for the three months ended June 30, 2022, reflecting higher funding costs related to increased market rates of interest on our deposits and junior subordinated debt. Average balance of deposits totaled $2.1 billion for both the second quarter of 2023 and the first quarter of 2023, compared to $2.3 billion for the second quarter of 2022. The average cost of funds for the second quarter of 2023 was 1.82%, compared to 1.35% for first quarter of 2023 and 0.62% for the second quarter in 2022. The increase in the average cost of funds during the current quarter compared to the prior quarter was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to shift of deposits from noninterest bearing accounts to higher costing money market and time deposits. The average cost of total deposits for the three months ended June 30, 2023 was 1.10%, compared to 0.71% for the three months ended March 31, 2023, and 0.25% for the three months ended June 30, 2022. The average balance of noninterest bearing deposits decreased $64.5 million, or 8.7%, to $677.5 million for the three months ended June 30, 2023, compared to $742.0 million for the three months ended March 31, 2023 and decreased $111.4 million, or 14.1%, compared to $788.9 million for the three months ended June 30, 2022. Interest expense on junior subordinated debt was $203,000 for both the three months ended June 30, 2023 and the three months ended March 31, 2023, up $99,000, or 95.2%, from $104,000 for the three months ended June 30, 2022, due to higher market rates.

Annualized net interest margin was 4.02% for the second quarter of 2023, compared to 4.26% for the first quarter of 2023 and 3.59% for second quarter of 2022. The average yield on interest earning assets for the second quarter of 2023 increased 11 basis points and 121 basis points over the average yields for the first of 2023 and the second quarter of 2022, respectively, while the average rate paid on interest-bearing liabilities for second quarter of 2023 increased 47 basis points and 120 basis points over the average rates paid for the first quarter of 2023 and the second quarter of 2022, respectively. Net interest margin in the second quarter of 2023 was negatively impacted by higher funding costs outpacing increasing yields on loans, investment securities and fed funds sold and interest bearing-balances in banks.

The average yield on PPP loans, including the recognition of deferred PPP loan fees, was 1.00%, resulting in a minimal negative impact to the net interest margin during the second quarter of 2023, compared to an average yield of 5.98%, with positive impact to net interest margin of two basis points, during the prior quarter of 2023, and an average yield of 2.55%, with a positive impact to the net interest margin of seven basis points during the same quarter in 2022. Accretion of the net discount on acquired loans did not affect the average yield on loans during the second quarter of 2023, compared to increases of seven basis points during the prior quarter of 2023 and six basis points during the same quarter of 2022. At June 30, 2023, there was a total of $4.9 million of PPP loans outstanding, with a minimal amount of unrecognized deferred fees and costs.

Based on our review of the allowance for credit losses for loans at June 30, 2023, the Company recorded a $1.3 million reversal of the allowance for credit losses for loans for the second quarter of 2023, compared to a $275,000 provision for credit losses and a $2.6 million provision for loan losses in the prior quarter of 2023 and the same quarter in 2022, respectively. The reversal of the allowance for credit losses for loans in the second quarter of 2023 was primarily due to improvements in forecasted economic conditions, specifically, national gross domestic product and national unemployment, indicators utilized to estimate credit losses and, to a lesser extent, a decrease in outstanding loan balances and $60,000 in net charge-offs during the second quarter of 2023.

Noninterest income for the second quarter of 2023 decreased $475,000, or 30.4%, to $1.1 million compared to $1.6 million in the prior quarter of 2023 and increased $906,000, or 503.3%, compared to $180,000 for the same quarter in 2022. The decrease in noninterest income for the current quarter compared to the prior quarter of 2023 was primarily due to a $344,000 decrease in gain on sale of SBA loans (guaranteed portion), generally due to a decrease in the volume of these loans sold during the current quarter, and a $264,000 decrease in income from our investment in a Small Business Investment Company (“SBIC”) fund, partially offset by a $183,000 increase in loan servicing fees and other fees. The increase in noninterest income for the current quarter compared to the same quarter in 2022 was primarily due to a $924,000 lower decline in fair value adjustments on equity securities, a $204,000 increase in loan servicing fees and other fees and a $164,000 increase in service charges and other fees, partially offset by a $231,000 decrease in gain on sale of loans due to a decrease in the volume of premiums observed on SBA loans (guaranteed portion) sold and a $141,000 decrease in other income and fees.

Noninterest expense for the second quarter of 2023 increased $28,000, or 0.2%, to $16.6 million compared to $16.5 million for the prior quarter of 2023 and increased $1.4 million, or 8.9%, compared to $15.2 million for the same quarter in 2022. The increase in noninterest expense for the second quarter of 2023 compared to the prior quarter of 2023 was primarily due to a $221,000 increase in other noninterest expense due to a $216,000 increase in FDIC insurance assessments and $151,000 increase in data processing expense due to a decline in pricing credits offered. These increases were partially offset by a $291,000 decrease in salaries and employee benefits expense as a result of decline in other benefits expense and a $53,000 decrease in occupancy and equipment expense due to lower depreciation and property maintenance expense. The increase in noninterest expense for the second quarter of 2023 compared to the second quarter of 2022 was primarily due to a $1.5 million increase in salary and employee benefits expense due to a reduction in deferred loan origination expenses and higher salary expenses due to wage increases and increase in full-time equivalent employees and a $54,000 increase in occupancy and equipment expense, partially offset by a $125,000 decrease in other noninterest expense due to lower deposit intangible amortization and a $50,000 decrease in data processing expense due to higher core systems costs.

The provision for income taxes increased $41,000, or 1.5%, to $2.9 million for the second quarter of 2023 compared to $2.8 million for the prior quarter of 2023 and increased $1.3 million, or 78.2%, to $1.6 million compared to the same quarter in 2022. The effective tax rate for the second quarter of 2023 was 28.4%, compared to 28.2% for the prior quarter of 2023, and 29.1% for the same quarter in 2022. The effective tax rate was lower for the second quarter of 2023 compared to the same quarter in 2022 due to higher capitalization of non-deductible merger related costs during the second quarter of 2022.

Loans and Credit Quality

Loans, net of deferred fees, decreased $31.2 million from the prior quarter-end and totaled $2.0 billion at both June 30, 2023, and March 31, 2023, and increased $8.3 million compared to $2.0 billion at June 30, 2022. The decrease in loans at June 30, 2023 compared to March 31, 2023 primarily was due to $34.3 million of new loan originations, which was more than offset by $65.1 million of loan repayments, including $997,000 in PPP loan repayments. At June 30, 2023, there was a total of $4.9 million PPP loans outstanding compared to $5.9 million at March 31, 2023, and $68.8 million at June 30, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $12.8 million or 0.64% of total loans at June 30, 2023, compared to $13.1 million or 0.64% of total loans at March 31, 2023, and $10.7 million or 0.53% of total loans at June 30, 2022. The decrease in nonperforming loans from the prior quarter-end was primarily due to the renewal of one loan during the current quarter totaling $934,000, which was 90 days or more past due and in the process of collection at March 31, 2023, and the charge-off of one non-accrual loan totaling $125,000 during the current quarter. The portion of nonaccrual loans guaranteed by government agencies totaled $801,000, $818,000 and $780,000 at June 30, 2023, March 31, 2023 and June 31, 2022, respectively. There were no loans, one loan totaling $934,000, and one loan totaling $255,000, 90 days or more past due and still accruing and in the process of collection at June 30, 2023, March 31, 2023, and June 30, 2022 respectively. Accruing loans past due between 30 and 89 days at June 30, 2023, were $1.6 million, compared to $12.4 million at March 31, 2023, and $6.8 million at June 30, 2022. The decrease in accruing loans past due between 30-89 days from the prior quarter-end was primarily due to timing of borrower payments.

At June 30, 2023, the Company’s allowance for credit losses for loans was $19.1 million, or 0.95% of total loans, compared to $20.4 million, or 1.0% of total loans, at March 31, 2023 and $17.8 million, or 0.89% of total loans, at June 30, 2022. We recorded net charge-offs of $60,000 for the second quarter of 2023, compared to net charge-offs of $315,000 in the prior quarter of 2023 and net charge-offs of $2.5 million in the same quarter of 2022.

In accordance with acquisition accounting, acquired loans were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date. However, the allowance for credit losses includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for credit losses on loans or the related allowance coverage ratios. As of June 30, 2023, acquired loans net of their discount totaled $234.7 million with a remaining net discount on these loans of $331,000, compared to $247.9 million of acquired loans with a remaining net discount of $371,000 at March 31, 2023, and $330.3 million of acquired loans with a remaining net discount of $481,000 at June 30, 2022. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset by a premium, if any, based market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at both June 30, 2023, and March 31, 2023, compared to $2.3 billion at June 30, 2022. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest bearing deposits, into higher costs money market and time deposits. At June 30, 2023, noninterest bearing deposits totaled $664.1 million, or 30.9% of total deposits, compared to $705.9 million, or 33.2% of total deposits at March 31, 2023, and $789.3 million, or 35.0% of total deposits at June 30, 2022.

Our business, balance sheet and depositor profile differ substantially from the banking institutions that have been the focus of the recent bank failures. We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At June 30, 2023, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $58,000.

At both June 30, 2023 and March 31, 2023, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million, compared to $8.4 million at June 30, 2022. At both June 30, 2023 and March 31, 2023, the Company also had outstanding subordinated debt, net of costs to issue, totaling $63.8 million, compared to $63.6 million at June 30, 2022.

At June 30, 2023, March 31, 2023 and June 30, 2022, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $307.0 million at June 30, 2023, compared to $313.5 million at March 31, 2023, and $320.6 million at June 30, 2022. The decrease at June 30, 2023 reflects repurchases of $9.1 million of common stock, $1.2 million of accrued cash dividends payable and a $3.6 million increase in accumulated other comprehensive loss, net of taxes, during the current quarter, partially offset by $7.2 million of net income during the current quarter. In addition, shareholder’s equity was negatively impacted by the adoption of CECL in the first quarter of 2023, which resulted in an after-tax decrease to opening retained earnings of $491,000. At June 30, 2023, 133,960 shares remained available for future purchases under the Company’s current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions; higher inflation and current and future monetary policies of the Federal Reserve in response thereto; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; expected revenues, cost savings, synergies and other benefits from our recent acquisition of Pacific Enterprise Bancorp might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the

Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
		(As Restated)	(As Restated)		(As Restated)
Interest income
Loans, including fees	$26,667	$26,255	$22,984	$52,922	$45,911
Investment securities	1,693	1,640	1,531	3,333	2,928
Fed funds sold and interest-bearing balances in banks	2,560	1,829	806	4,389	1,017
FHLB dividends	196	188	158	384	307
FRB dividends	144	144	140	288	261
Total interest and dividend income	31,260	30,056	25,619	61,316	50,424
Interest expense
Deposits	5,881	3,700	1,453	9,581	2,923
Subordinated debt	895	896	895	1,791	1,791
Junior subordinated debt	203	203	104	406	190
Total interest expense	6,979	4,799	2,452	11,778	4,904
Net interest income	24,281	25,257	23,167	49,538	45,520
(Reversal of) provision for credit losses	(1,260)	275	2,623	(985)	2,630
Net interest income after (reversal of) provision for credit losses	25,541	24,982	20,544	50,523	42,890
Noninterest income
Gain on sale of loans	68	412	299	480	1,436
Loss on equity securities	(917)	(896)	(1,841)	(1,813)	(3,609)
Service charges and other fees	882	885	718	1,767	1,348
Loan servicing fees and other fees	593	410	607	1,003	1,181
Income on investment in SBIC fund	225	489	21	714	218
Bargain purchase gain	—	—	—	—	1,665
Other income and fees	235	261	376	496	572
Total noninterest income	1,086	1,561	180	2,647	2,811
Noninterest expense
Salaries and employee benefits	10,745	11,036	9,277	21,781	19,587
Occupancy and equipment	1,974	2,027	1,920	4,001	4,346
Data processing	1,616	1,465	1,666	3,081	3,939
Other expense	2,222	2,001	2,347	4,223	5,659
Total noninterest expense	16,557	16,529	15,210	33,086	33,531
Income before provision for income taxes	10,070	10,014	5,514	20,084	12,170
Provision for income taxes	2,864	2,823	1,607	5,687	3,034
Net income	$7,206	$7,191	$3,907	$14,397	$9,136

Net income per common share:
Basic	$0.59	$0.57	$0.29	$1.16	$0.70
Diluted	0.59	0.57	0.29	1.16	0.70

Weighted average shares used to compute net income per common share:
Basic	12,228,206	12,699,476	13,575,995	12,462,539	13,114,054
Diluted	12,228,206	12,699,476	13,575,995	12,462,539	13,114,054

Comprehensive income
Net income	$7,206	$7,191	$3,907	$14,397	$9,136
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	(4,999)	(1,821)	(4,372)	(6,820)	(12,365)
Deferred tax benefit	1,437	524	1,258	(1,960)	3,558
Other comprehensive loss, net of tax	(3,562)	(1,297)	(3,114)	(8,780)	(8,807)
Comprehensive income	$3,644	$5,894	$793	$5,617	$329

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2023	2023	2022
		(As Restated)	(As Restated)
Assets
Cash and due from banks	$36,637	$28,850	$35,233
Federal funds sold and interest-bearing balances in banks	213,562	168,688	319,281
Cash and cash equivalents	250,199	197,538	354,514
Time deposits in banks	1,992	2,241	2,839
Investment securities available-for-sale (AFS)	146,506	152,427	162,490
Equity securities	11,912	12,834	14,810
Federal Home Loan Bank ("FHLB") stock, at par	11,313	10,679	10,679
Federal Reserve Bank ("FRB") stock, at par	9,616	9,609	9,588
Loans, net of deferred fees	2,013,307	2,044,536	2,005,004
Allowance for credit losses for loans	(19,100)	(20,400)	(17,800)
Premises and equipment, net	13,039	13,008	13,920
Other real estate owned ("OREO")	—	21	21
Core deposit intangible	4,527	4,832	6,234
Cash surrender value of bank owned life insurance policies, net	22,528	22,359	21,891
Right-of-use assets	15,270	15,706	12,243
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	47,539	43,832	42,758
Total Assets	$2,567,486	$2,548,060	$2,678,029

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$664,096	$705,941	$789,293
Interest bearing deposits
Transaction accounts and savings	775,117	799,484	1,025,004
Premium money market	248,730	232,404	145,077
Time deposits	459,123	389,940	295,454
Total deposits	2,147,066	2,127,769	2,254,828
Junior subordinated deferrable interest debentures, net	8,524	8,504	8,443
Subordinated debt, net	63,796	63,754	63,627
Salary continuation plans	4,955	4,921	4,617
Lease liabilities	15,947	16,329	12,761
Interest payable and other liabilities	20,184	13,311	13,198
Total Liabilities	2,260,472	2,234,588	2,357,474

Shareholders’ Equity
Common stock, no par value	187,866	196,772	216,366
Accumulated other comprehensive loss, net of tax	(16,420)	(12,858)	(6,641)
Retained earnings	135,568	129,558	110,830
Total shareholders’ equity	307,014	313,472	320,555
Total Liabilities and Shareholders’ Equity	$2,567,486	$2,548,060	$2,678,029

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2023	2023	2022	2023	2022
		(As Restated)	(As Restated)		(As Restated)
Performance Ratios:
Return on average assets (1)	1.13%	1.14%	0.57%	1.13%	0.68%
Return on average equity (1)	9.22	9.02	4.81	9.12	5.80
Yield on earning assets (1)	5.18	5.07	3.97	5.15	4.00
Rate paid on average interest-bearing liabilities	1.82	1.35	0.62	1.60	0.63
Interest rate spread - average during the period	3.36	3.72	3.35	3.55	3.37
Net interest margin (1)	4.02	4.26	3.59	4.16	3.61
Loan to deposit ratio	93.77	96.09	88.92	93.77	88.92
Efficiency ratio (2)	65.27	61.63	65.15	63.40	69.38
Charge-offs, net	$60	$315	$2,523	$375	$2,530

Per Share Data:
Shares outstanding at end of period	11,900,022	12,443,977	13,471,363	11,900,022	13,471,363
Average diluted shares outstanding	12,228,206	12,699,476	13,575,995	12,462,539	13,114,054
Diluted earnings per share	$0.59	$0.57	$0.29	$1.16	$0.70
Book value per share	25.80	25.19	23.80	25.82	23.80
Tangible book value per share (3)	22.16	21.68	20.45	22.16	20.45

Asset Quality Data:
Nonperforming assets to total assets (4)	0.50%	0.51%	0.40%
Nonperforming loans to total loans (5)	0.64%	0.64%	0.53%
Allowance for credit losses on loans to nonperforming loans (5)	148.86%	155.84%	166.98%
Allowance for credit losses on loans to total loans	0.95%	1.00%	0.89%
Classified assets (graded substandard and doubtful)	$21,546	$20,863	$24,640
Total accruing loans 30‑89 days past due	1,623	12,353	6,817
Total loans 90 days past due and still accruing	—	—	255

Capital Ratios (6):
Tier 1 leverage ratio — Bank	13.05%	13.26%	12.30%
Common equity tier 1 — Bank	16.60%	16.40%	16.29%
Tier 1 capital ratio — Bank	16.60%	16.40%	16.29%
Total capital ratio — Bank	17.59%	17.43%	17.19%
Equity to total assets — end of period	11.97%	12.30%	11.97%
Tangible equity to tangible assets — end of period (3)	10.46%	10.77%	10.46%

Loans:
Real estate	$1,816,355	$1,825,633	$1,723,751
Non-real estate	183,780	205,458	271,660
Nonaccrual loans	12,831	13,090	10,405
Mark to fair value at acquisition	331	371	(481)
Total Loans	2,013,297	2,044,552	2,005,335
Net deferred fees on loans (7)	10	(16)	(331)
Loans, net of deferred fees	$2,013,307	$2,044,536	$2,005,004

Other Data:
Number of full-service offices	34	34	34
Number of full-time equivalent employees	383	366	359

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $2,800, $94,000 and $388,000 as of June 30, 2023, December 31, 2022, and June 30, 2022, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity excludes intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2023	2023	2022

Tangible Book Value:
Total common shareholders’ equity (GAAP)	$307,014	$313,472	$320,555
less: Goodwill and other intangibles	43,365	43,670	45,072
Tangible common shareholders’ equity (Non-GAAP)	$263,649	$269,802	$275,483

Total assets (GAAP)	$2,567,486	$2,548,060	$2,678,029
less: Goodwill and other intangibles	43,365	43,670	45,072
Total tangible assets (Non-GAAP)	$2,524,121	$2,504,390	$2,632,957

Equity to total assets (GAAP)	11.96%	12.30%	11.97%
Tangible equity to tangible assets (Non-GAAP)	10.45%	10.77%	10.46%
Book value per share (GAAP)	$25.80	$25.19	$23.80
Tangible book value per share (Non-GAAP)	$22.16	$21.68	$20.45

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp